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                                 May 31, 1995



(213) 669-6000


Santa Anita Realty Enterprises, Inc.                               750,010-117
301 West Huntington Drive, Suite 405                               750,014-058
Arcadia, California  91007

Santa Anita Operating Company
285 West Huntington Drive
Arcadia, California  91007

              Re:    Joint Registration Statement on Form S-3
                     ----------------------------------------

Ladies and Gentlemen:

          At your request, we have examined the Joint Registration Statement (Nos. 33-_____ and 33-_____) on Form S-3 (the "Joint Registration Statement") filed by Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating Company" and together with Realty, the "Companies") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the Companies' Convertible Notes Due October 1, 1995 (the "Notes") and the shares of the Companies' paired Common Stock (the "Shares") issuable upon conversion of the Notes, each such Share comprising one share of Santa Anita Realty Enterprises, Inc. Common Stock, par value $0.10 per share, paired with one share of Santa Anita Operating Company Common Stock, par value $0.10 per share. We have also examined the form, as filed as an exhibit to the Joint Registration Statement, of the Indenture (the "Indenture") by and among Realty, Operating Company and Harris Trust Company of California, as Trustee (the "Trustee"), under which the Notes are to be issued. We are familiar with the proceedings heretofore taken and proposed to be taken by the Companies in connection with the authorization, registration, issuance and sale of the Notes and the Shares.
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Page 2 - Santa Anita Realty Enterprises, Inc. and
         Santa Anita Operating Company - May 31, 1995


          Subject to the proposed additional proceedings being taken as now contemplated by us as your counsel and as contemplated by the Joint Registration Statement and the form of Indenture prior to the issuance and sale of the Notes and the Shares, the execution and delivery of the Indenture in the form examined by us, the qualification of the Trustee under the Indenture, and the execution, delivery and authentication of the Notes, it is our opinion that:


          1. The Notes will, upon the issuance and sale thereof in the manner referred to in the Joint Registration Statement, be legally valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          2. The Shares will, upon the issuance thereof in the manner referred to in the Indenture and the Notes and the countersigning of the certificate or certificates representing the Shares by a duly authorized officer of the registrar for the Companies' paired Common Stock, be validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Joint Registration Statement.

                                    Respectfully submitted,

                                    /s/ O'MELVENY & MYERS